Exhibit 99.1

CONSENT

OF

JEFFERIES LLC

The Board of Directors

Oclaro, Inc.

225 Charcot Ave.

San Jose, CA 95131

Members of the Board:

We hereby consent to the inclusion of our opinion letter dated March 11, 2018 to the Board of Directors (in its capacity as such) of Oclaro, Inc. included as Annex B, and to the references thereto under the captions “SUMMARY— The Merger — Opinion of Oclaro’s Financial Advisor”, “THE MERGER— Background of the Merger”, “THE MERGER — Recommendation of the Oclaro Board; Oclaro’s Reasons for the Merger”, and “THE MERGER — Opinion of Oclaro’s Financial Advisor”, in the proxy statement/prospectus relating to the proposed merger transaction of Oclaro, Inc. and Lumentum Holdings Inc. (“Lumentum”), which proxy statement/prospectus forms a part of this Registration Statement on Form S-4 of Lumentum. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ JEFFERIES LLC

New York, New York

May 16, 2018